Exhibit 3.1

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

OF

DEVRY INC.

It is hereby certified that:

1.           The name of the corporation (hereinafter called the “Corporation”) is DeVry Inc.

2.           The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out ARTICLE SEVENTH thereof in its entirety and by substituting in lieu of said Article the following new ARTICLE SEVENTH:

“SEVENTH:  The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than 3 nor more than thirteen. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1991 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1992, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director or any class elected to fill a vacancy resulting from any increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Notwithstanding the foregoing, (1) at the 2013 annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a two-year term expiring at the 2015 annual meeting of stockholders; (2) at the 2014 annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; and (3) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2015 annual meeting of stockholders, the Board of Directors will no longer be divided into classes under Section 141(d) of the General Corporation Law of Delaware.  Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. From and after June 30, 1993, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

From and after June 30, 1993, (x) until the 2015 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of Delaware, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause and (y) from and after the 2015 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause by the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.

Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the Corporation in the manner provided in the By-laws.”

3.           The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted and has been given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of: November 7, 2012

/s/ Daniel Hamburger
Daniel Hamburger Chief Executive Officer and President